PRESS RELEASE

                                                 Contact:  Gerard R. Kunic
                                                           President
                                                           Reserve Bancorp, Inc.
                                                           (412) 322-6107
Reserve Bancorp, Inc.
Reserve Bank
2000 Mt. Troy Road
Pittsburgh, Pennsylvania 15212

OTC Electronic Bulletin Board "RSVB"
                                                           For Immediate Release
                                                           May 27, 2004


                     RESERVE BANCORP, INC. AND RESERVE BANK
               ANNOUNCE INCREASED CASH DIVIDEND AND CHANGE OF NAME

         Pittsburgh, Pennsylvania -- May 27, 2004 -- Gerard R. Kunic, President of Reserve Bancorp, Inc. (the "Company"), the holding company of Reserve Bank (the "Bank"), announced today that the Company's Board of Directors has declared a semi-annual cash dividend of $.15 per share to stockholders of record as of June 15, 2004, payable on or about June 30, 2004.

         Mr. Kunic indicated that the increased cash dividend (from $.10 to $.15) is being paid as a result of continued profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay a dividend semi-annually. However, the payment and amount of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         The Company also announced it will be changing its name from "Reserve Bancorp, Inc. to RSV Bancorp, Inc." and the name of the Bank from "Reserve Bank" to "Mt. Troy Bank," in approximately July 2004. The change in names was made to avoid confusion with government organizations having similar names.

         Mt. Troy Bank is a federally chartered stock savings bank which conducts its business from its main office in Reserve Township, Pennsylvania and a full-service branch office in McCandless Township, Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). At March 31, 2004, the Company had total assets and stockholders' equity of $73,573,888 and $8,642,732, respectively. The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVB." No change will be made in the symbol as a result of the name changes.